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                                                                   EXHIBIT 10.29

                              FIRST LEASE AMENDMENT


         AGREEMENT, made this 28th day of October, 1998 between MATTERHORN USA, INC., having an address at c/o BDG Management, Inc., 6800 Jericho Turnpike, Syosset, New York 11791 (the "Landlord") and STAFF BUILDERS, INC. having an address at 1983 Marcus Avenue, Lake Success, New York 11042 (the "Tenant").


                               W I T N E S S E T H

         WHEREAS, Landlord's predecessor in interest and Tenant entered into (i) a lease agreement, dated October 1, 1993 (the "Lease") for the rental of approximately 48,000 rentable square feet of office space (the "Original Office Space") plus 5,000 square feet of storage space at 1983 Marcus Avenue, Lake Success, New York (the "Building"), (ii) a lease agreement dated June 19, 1995 for the rental of 1,014 rentable square feet of office space (the "1014 Lease"),
(iii) a License Agreement dated January 3, 1996 (the "9816 License") for the use of approximately 9,816 rentable square feet on the entry level of the Building,
(iv) a License Agreement dated January 16, 1997 (the "3100 License") for the use of approximately 3,100 rentable square feet of storage space on the Concourse Level of the Building, (v) a License Agreement dated August 15, 1997 (the "989 License") for the use of approximately 989 rentable square feet on the second floor of the Building (the 9816 License, 3100 License, and 989 License are hereinafter collectively referred to as the "License Agreements"); and

         WHEREAS, the parties are desirous of amending the Lease so as to (i) surrender certain space presently leased by Tenant from Landlord, (ii) consolidate into the Lease certain space presently leased by Tenant from Landlord under the 1014 Lease and License Agreements, (iii) lease 14,132 rentable square feet on the Second Floor not previously considered herein (the space referred to in (iii) above and the License Agreements space is sometimes hereinafter referred to as the "Expansion Space"), and (iv) extend the term of the Lease to end the 30th day of September, two thousand and five upon the terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

         1. The total rentable square foot area as indicated in the Lease is hereby amended and increased to (i) 62,635 rentable square feet of office space, and (ii) 8,100 rentable square feet of storage space, which premises consists of the areas shown on Exhibit "A" annexed hereto and made a part hereof.

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         2. The basic rent through the end of the term of this Lease shall be as follows:

Office Space

         Dates                       Annual Rent                  Monthly Rent
         -----                       -----------                  ------------
Effective Date-11/30/98             $1,368,574.75                 $114,047.90
12/1/1998-11/30/1999                $1,409,631.99                 $117,469.33
12/1/1999-11/30/2000                $1,451,920.95                 $120,993.41
12/1/2000-11/30/2001                $1,495,478.58                 $124,623.22
12/1/2001-11/30/2002                $1,540,342.94                 $128,361.91
12/1/2002-11/30/2003                $1,586,553.23                 $132,212.77
12/1/2003-11/30/2004                $1,634,149.82                 $136,179.15
12/1/2004-9/30/2005                 $1,683,174.32                 $140,264.53


Storage Space

         Dates                       Annual Rent                  Monthly Rent
         -----                       -----------                  ------------
Effective Date-11/30/98              $70,965.24                    $5,913.77
12/1/1998-11/30/1999                 $73,094.20                    $6,091.18
12/1/1999-11/30/2000                 $75,287.02                    $6,273.92
12/1/2000-11/30/2001                 $77,545.63                    $6,462.14
12/1/2001-11/30/2002                 $79,872.00                    $6,656.00
12/1/2002-11/30/2003                 $82,268.16                    $6,855.68
12/1/2003-11/30/2004                 $84,736.23                    $7,061.35
12/1/2004-9/30/2005                  $87,278.32                    $7,273.19

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         3. Tenant's Proportionate Share set forth in Article 6 of the Lease shall be increased to 20.8682%.

         4. The Work Letter set forth in Article 34 of the Lease shall be amended as follows:

      Landlord shall have no obligation to alter, improve, decorate, or otherwise prepare the Demised Premises for Tenant's occupancy of the Expansion Space except that Landlord shall perform such items of work, so as to perform new building standard installation in accordance with the construction drawings attached hereto (hereinafter, "Landlord's First Amendment Work"). Landlord shall proceed with Landlord's First Amendment Work with due diligence, subject to delays by causes beyond its reasonable control and to the vacating and surrendering of all or part of the Expansion Space by any present occupant thereof. This First Amendment to Lease is subject to and contingent upon Landlord obtaining vacant possession of the Expansion Space. If Landlord is required by the terms hereof to do any such work without expense to Tenant and the cost of such work is increased due to any delay resulting from any act or omission of Tenant, it agents or employees, Tenant shall forthwith pay the Landlord as additional rent an amount equal to such increase in cost. For the purposes of this First Lease Amendment, the Landlord's First Amendment Work shall be deemed "substantially ready for occupancy" when the major construction aspects of Landlord's First Amendment Work are substantially completed, although minor items are not completed. Such minor uncompleted items may include touch-up plastering or painting, so called "punch list" items or any other uncompleted construction or improvement which does not unreasonably interfere with Tenant's ability to carry on its business in the Expansion Space. Tenant shall periodically inspect Landlord's First Amendment Work, as hereinafter provided, and make any objections thereto without delay so as to mitigate changes, delays and costs. Notwithstanding anything to the contrary herein, Landlord shall perform such items of work pursuant to the construction drawings previously approved by Landlord and Tenant, a copy of which is attached hereto.

         5. The following paragraph shall replace Paragraph 37 of the Lease:

      Provided that Tenant (a) has given Landlord seven (7) months prior written notice that it will exercise this right of cancellation and (b) is not in default under the terms, conditions or covenants of this Lease beyond applicable notice and grace periods on the date when notice is given or on the date when this right of cancellation is exercised, Tenant may exercise this right of cancellation on May 31, 2002 by paying to Landlord, in seven
      (7) equal monthly installments, commencing upon notifying Landlord that it will exercise this right of

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      cancellation, a total sum computed as follows: (a) total cost of initial tenant installation divided by 105 months and multiplied by the number of months from the date the cancellation becomes effective to September 30, 2003 (i.e., $1,254,000 / 105 = $11,942.86 x 16 = $191,085.76) plus (b) the total cost of the 1014 Lease Work letter divided by 105 months and multiplied by the number of months from the date the cancellation becomes effective to September 30, 2003 (i.e. $25,992.97 / 105 = $247.55 x 16 =
      $3,960.83) plus (c) total cost of Landlord's First Amendment Work divided by 82 months and multiplied by the number of months from the date the cancellation becomes effective to the end of the lease term (i.e., $440,830 / 82 = $5,375.98 x 40 = $215,039.02). If the Lease is terminated during said seven (7) month period, all payments due under this Article shall thereafter cease provided that Tenant is not in default under the terms, conditions and covenants of the Lease beyond applicable notice and grace periods. If Tenant does not elect to cancel on May 31, 2002, then Landlord, at its sole cost and expense, shall repaint and replace any carpeting having a useful life of less than three (3) years in the original Office Space using similar paint and/or carpeting as used for the initial tenant installation, with the work to be done during regular business hours. Tenant agrees to cooperate in a commercially reasonable manner and Landlord agrees to have the work performed in a commercially reasonable manner.

         6. For purposes of the calculation of additional rent due hereunder, the area demised to Tenant shall be based on the total rentable square feet of 65,735, commencing as of the Effective Date hereinafter defined.

         7. The effective date (the "Effective Date") of this First Lease Amendment shall be the date that Landlord gives notice to Tenant that the Expansion Space is substantially ready for occupancy or upon the day that Tenant is actually occupying the Expansion Space, whichever is earlier. Landlord shall use reasonable efforts to give to Tenant no less than ten (10) business days prior notice of the date on which the Expansion Space shall be substantially ready for occupancy. Notwithstanding anything to the contrary herein, if Landlord shall be delayed in substantially completing Landlord's First Amendment Work due to any acts and/or omissions of Tenant, including but not limited to
(i) Tenant's request for materials, finishes or installations other than Landlord's standard, (ii) Tenant's changes in any plans, (iii) the performance of work by a person, firm or corporation employed by Tenant and delays in the completion of said work by said person, firm or corporation, (iv) Tenant's delays in submitting any plans or specifications, and approving plans or specifications or estimates, or in supplying information, (v) by reason of any additional non-standard work requested by Tenant, then the Effective Date shall be accelerated by the number of days of such delay. Notwithstanding anything to the contrary herein, Tenant shall continue to pay all rent and comply with all other terms and conditions of the Lease, the 1014 Lease and License Agreements upon the execution of this First Lease Amendment until the Effective Date, at which time said terms and conditions shall be amended as expressly provided herein and the License Agreements, 1014 Lease and 1500 rentable square feet known as the Concession Premises and shown on Exhibit B to the Lease shall automatically

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be terminated in their entirety upon the Effective Date. Tenant shall vacate the
Concession Premises and all space under the 9816 License no later than the Effective Date, with delivery of such premises to Landlord to be made in accordance with all of the terms of the respective lease or license agreement--Tenant's failure to vacate such premises as contemplated herein shall be deemed to be a default under the terms of this Lease and Landlord shall maintain all rights and remedies provided in the Lease or otherwise by law. The parties acknowledge that approximately 936 rentable square feet of the 14,132 rentable square feet of space being added to the Premises now leased or licensed by Tenant, is currently occupied by another tenant (the "936 Space"). Notwithstanding anything to the contrary herein, the Effective Date shall be the date that Landlord gives notice to Tenant that the Expansion Space (other than the 936 Space) is substantially ready for occupancy or upon the date Tenant is actually occupying the aforementioned space, whichever is earlier and the rent and all other charges shall be adjusted accordingly until the earlier of substantial completion of the 936 Space or the date Tenant occupies said space. If the 936 Space is not vacated by any existing occupants by November 1, 1998, Landlord may elect to remove said premises from the terms of this First Lease Amendment and all other terms and conditions of this First Lease Amendment shall remain in full force and effect.

         8. Tenant represents that it has dealt with no broker other than Sutton & Edwards (hereinafter the "Broker") in connection with this First Lease Amendment and Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all losses, costs, damages or expense (including, without limitation attorneys' fees and disbursements) incurred by Landlord by reason of any claim of or liability to any other broker who claims to have dealt with Tenant in connection with this First Lease Amendment. Landlord shall pay the Broker such brokerage fee as may be due it pursuant to and in accordance with Landlord's separate agreement with the Broker.

         9. It is expressly understood and agreed that submission by Landlord of the within First Lease Amendment is for review and execution by Tenant and shall confer no rights nor impose any obligation on either party unless or until both Landlord and Tenant shall have executed this First Lease Amendment and duplicates and originals thereof shall have been delivered to the respective parties hereto.

         10. The following Article shall replace Article 39 of the Lease:

         Storage Space

         Landlord will provide Tenant with +5,000 and +3,100 square feet of "dead storage space" on the Concourse Level of the Building as more particularly shown on Exhibit A attached hereto. Tenant may use said space solely for the purposes of storage. There will be no personnel located in said space and Tenant's use shall be limited to the maintenance of files plus such use of the premises by Tenant's employees as reasonably necessary to file or retrieve files located in said space. Landlord will provide Tenant with such space in an "as is" condition. The Base Rent for this

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space is incorporated in the rent schedule set forth in paragraph 2 of this
First Lease Amendment. Late payments are subject to interest and other charges as provided in this Lease with regard to the Base Rent and Additional Rent. Landlord shall have no responsibility for the security of the contents of such storage space and all risks are expressly assumed by the Tenant.

         11. The car spaces set forth in Article 4 of the Lease shall be increased to 292 car spaces (267 spaces in the underground garage and 25 spaces on the deck).

         12. Articles 39, 44 and 45 of the Lease shall be deleted in their entirety.

         13. Except as otherwise set forth herein, all other terms and conditions of the Lease are ratified, confirmed and remain in full force and effect.

         IN WITNESS WHEREOF, the parties have signed and delivered this First Lease Amendment as of the date first above written.

                                                MATTERHORN, USA, INC.
                                                BY: Michael J. Jaynes, VP

                                                STAFF BUILDERS, INC.
                                                BY: David Savitsky, EVP